                                                                    EXHIBIT 10.2

                           SECOND RESEARCH AGREEMENT

          THIS AGREEMENT ("Agreement") entered into as of the 20th day of December, 1999 ("Effective Date"), by and between:

Ludwig Institute for Cancer Research, a Swiss not-for profit corporation, having an office at 605 Third Avenue, New York, New York 10158 ("LICR"); and

Magainin Pharmaceuticals, Inc., a Delaware Corporation having an office at 5110 Campus Drive, Plymouth Meeting, PA 19462 ("MPI").

                                  WITNESSETH
                                  ----------

       WHEREAS, on December 20, 1996, LICR and MPI entered into a collaborative research agreement relating to the cytokine IL-9 (the "First Research Agreement" or the "FRP Agreement") and now desire to:

       i. allocate the right to exploit Joint Materials, Joint Technology and Joint Patent Rights created and jointly owned by LICR and MPI pursuant to the First Research Agreement; and

       ii. establish a new collaborative effort upon the terms and conditions set forth herein, the present agreement being referred to as the "Second Research Agreement;" and

       WHEREAS, on December 20, 1996, LICR and MPI entered into a license agreement relating to IL-9, its receptors and related reagents (the "Initial License Agreement") and are concurrently herewith entering into an amendment license agreement (the "Amended License Agreement."

       NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and intending to be legally bound, LICR and MPI agree as follows:


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.
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                             Part 1 - Definitions
                             --------------------

       1.1 The "First Research Program" or "FRP" shall mean the program of research carried out by LICR and MPI under the First Research Agreement.

       1.2 The "Second Research Program" or "SRP" shall mean the program of research set forth in Appendix A attached hereto.

       1.3 "LICR Materials" shall mean the materials, animals or reagents furnished or to be furnished to MPI by LICR under the First Research Agreement and/or hereunder and all progeny, proteins, peptides, recombinant constructs, plasmids, cultures, subcultures and mutations of or derived from the foregoing.

       1.4 "MPI Materials" shall mean the materials, animals or reagents furnished or to be furnished to LICR by MPI under the First Research Agreement and/or hereunder and all progeny, proteins, peptides, recombinant constructs, plasmids, cultures, subcultures and mutations of or derived from the foregoing.

       1.5 "FRP Joint Materials" shall mean Joint Materials produced or discovered as a result of the FRP as defined by Part 1.4 of the First Research Agreement. FRP Joint Materials are documented in final reports of the First Research Program by LICR and MPI attached hereto as Appendices B and C, respectively.

       1.6 "SRP Joint Materials" shall include but not be limited to all proteins, peptides, ligands, new drugs, small molecules, cell lines, polyclonal and monoclonal antibodies, protein and peptide sequences or segments, assay reagents, transgenic animals and the like produced or discovered during the term of and as a result of the Second Research Program. LICR Materials, MPI Materials and FRP Joint Materials are excluded from the definition of SRP Joint Materials.

       1.7 "LICR Technology" shall mean all data, discoveries, inventions, technical information and know-how relating to LICR Materials and disclosed to MPI under the First Research Agreement and/or hereunder by LICR.


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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       1.8   "MPI Technology" shall mean all data, discoveries, inventions, technical information and know-how relating to MPI Materials and disclosed under the First Research Agreement and/or hereunder to LICR by MPI.

       1.9 "FRP Joint Technology" shall mean Joint Technology made, granted or discovered as a result of the FRP as defined by Part 1.7 of the First Research Agreement.

       1.10 "SRP Joint Technology" shall mean all data, discoveries, inventions, technical information and know-how relating to the Second Research Program made, generated or discovered during the term of and as a result of the Second Research Program by either party individually or jointly with the other party hereto and whether or not using LICR Materials or MPI Materials. LICR Technology, MPI Technology and FRP Joint Technology are excluded from the definition of SRP Joint Technology.

       1.11 "LICR Patent Rights" shall mean the patents and patent applications set forth in Appendix D hereto, any division, continuation or continuation-in-part of such applications, any patent which shall issue based on any such application, division, continuation or continuation-in-part and any reissue or reexamination of any such patent, and any patent applications or patents corresponding to any such patent application or patent which has been or hereafter is filed or issued in any country.

       1.12 "MPI FRP Patent Rights" shall mean the U.S. patent applications set forth in Appendix E1 attached hereto, and any division, continuation and continuation-in-part of any such applications, any patent which shall issue based on any such application, division, continuation, and continuation-in-part and any reissue of any such patent, and any patent applications or patents corresponding to any such patent application or patent which has been or hereafter is filed or issued in any country.

       1.13 "LICR FRP Patent Rights" shall mean the U.S. patent applications set forth in Appendix E2 attached hereto, and any division, continuation and continuation-in-part of any such applications, any patent which shall issue based on any such application, division, continuation, and continuation-in-part and any reissue of any such patent, and any patent applications or patents corresponding to any such


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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patent application or patent which has been or hereafter is filed or issued in any country.

       1.14 "SRP Joint Patent Rights" shall mean any patent application covering SRP Joint Materials and/or SRP Joint Technology, any division, continuation and continuation-in-part of any such applications, any patent which shall issue based on any such application, division, continuation, and continuation-in-part and any reissue of any such patent, and any patent applications or patents corresponding to any such patent application or patent which has been or hereafter is filed or issued in any country. MPI FRP Patent Rights and LICR FRP Patent Rights are excluded from the definition of SRP Joint Patent Rights.

       1.15 "MPI FRP Rights" shall collectively mean MPI FRP Patent Rights, FRP Joint Materials and FRP Joint Technology relating thereto.

       1.16 "LICR FRP Rights" shall collectively mean LICR FRP Patent Rights, FRP Joint Materials and FRP Joint Technology relating thereto.

       1.17 "SRP Joint Rights" shall collectively mean SRP Joint Materials, SRP Joint Technology and SRP Joint Patent Rights.

       1.18 "Affiliate" shall mean any corporation, company, partnership and/or firm which controls or is controlled by or is under common control with MPI.
For the purposes of this definition, control shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity.

       1.19 The "Field" shall mean the diagnosis and treatment of atopic allergies including asthma, bronchial hyperresponsiveness, rhinitis, eczema, urticaria, conjunctivitis, the inflammatory bowel syndrome and HIV.

       1.20 "FRP Net Sales" shall mean the gross invoice selling price for any quantity of any product and/or material included within MPI FRP Rights or LICR FRP Rights less: (a) discounts and allowances to customers, (b) credits for returned goods,


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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(c) prepaid freight, (d) sales taxes or other governmental charges paid in connection with the sale; and (e) commissions and other fees paid to distributors and other sales agencies for or in connection with the sale of such product and/or material. In the event that such product and/or material is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then "Net Sales," for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

     (a) By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of such product and/or material sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

     (b) In the event that no such separate sales are made of such product and/or material or any of the other active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments, shall be calculated by dividing the Net Sales of the combination by the number of active ingredients or components (including such product and/or material) contained in the combination.

                               Part 2 - Licenses
                               -----------------

          2.1 Subject to licenses granted by each party to the other hereunder, LICR and MPI will each own an undivided, equal interest in MPI FRP Rights and LICR FRP Rights.

          2.2 LICR hereby grants MPI a world-wide exclusive license, with the right to grant sublicenses, to make, have made, use, sell, offer to sell and import products, materials and methods included within MPI FRP Rights.

          2.3 Subject to the license granted to MPI in respect of Product in the Field under Part 5.1 of the Amended License Agreement, MPI hereby grants LICR a


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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world-wide exclusive license, with the right to grant sublicenses, to make, have made, use, sell, offer to sell or import products, materials and methods included within LICR FRP Rights subject to the rights reserved below. The parties acknowledge that MPI has entered into a License and Collaboration Agreement with Genentech to develop and commercialize certain products for the treatment of IL-9 related disorders, pursuant to which LICR shall not include subject matter falling within Product or Field as defined in the Amended License Agreement.

          2.4 MPI and LICR shall each have the sole right to exploit MPI FRP Rights and LICR FRP Rights, respectively, in any manner each so chooses subject only to an obligation by each party to pay the other a royalty of [**] of FRP Net Sales by a party and/or its Affiliates and sublicensees and [**] of proceeds received by either party in respect of exploiting or licensing MPI FRP Rights or LICR FRP Rights, as the case may be. Such proceeds will include option and licensing fees and milestone payments and the like but shall exclude royalties and research funding paid to either party to support research relating to MPI FRP Rights or LICR FRP Rights as the case may be. MPI's royalty obligation under this Part 2.4 does not preclude the payment of royalties under the Amended License Agreement, if applicable, in respect of MPI FRP Rights.

          2.5 (a) Sublicenses granted by either party hereunder shall be subject in all respects to the restrictions, exceptions and termination provisions contained in this Agreement. Each party will promptly notify the other upon the granting of any such sublicense including the identity of the sublicensee. Notwithstanding the foregoing, MPI shall not, without LICR's prior written approval, grant a sublicense hereunder to any entity whose primary business is the manufacture and/or sale of tobacco, cigarettes, cigars, chewing tobacco or other similar tobacco containing products.

               (b) Each party shall be responsible to the other for all obligations of its Affiliates and sublicensees hereunder in the same fashion and to the full extent that each party is obligated to the other hereunder, including, but not limited to, the payment of royalties due with respect to sales made by Affiliates and sublicensees, which sales shall be treated as though they were sales by MPI or LICR. Affiliates and sublicensees may pay royalties and provide royalty accountings to a party but without prejudice to the ultimate responsibility of MPI or LICR hereunder. A breach by an Affiliate or sublicensee of a party will be treated as a breach by that party. If a party


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

is required to bring suit against an Affiliate or a sublicensee for breach of this Agreement, the other party will pay all costs incurred in connection therewith, including without limitation attorneys fees and disbursements, provided any Affiliate or sublicensee is held liable for any such breach.

          2.6 (a) Royalty payments required to be made by MPI to LICR, or by LICR to MPI, shall be made in U.S. Dollars within ninety (90) days following the end of each calendar quarter. Each such payment shall include the royalties which shall have accrued during the calendar quarter immediately preceding and shall be accompanied by a report certified by the paying party's chief financial officer setting forth separately the FRP Net Sales for said calendar quarter.

               (b) Royalties shall be payable only once regardless of the number of claims of MPI FRP Patent Rights or LICR FRP Patent Rights pertaining to the product sold. Royalties shall become payable at the time of any sale or transfer by either party, its Affiliates and sublicensees to the user thereof. If either party sells product in bulk form for repackaging and sale to the ultimate user, royalties will become payable upon such sale to the end user and not upon the sale of product in bulk form.

               (c) The remittance of royalties payable on Net Sales outside the U.S. shall be made notwithstanding currency restrictions or regulations in any country where product is sold and in U.S. Dollars at the official rate of exchange of the currency of the country from which the royalties are payable (as quoted by Citibank N.A. for the last business day of the calendar quarter in which the royalties are payable) less any withholding or transfer taxes which are applicable. Each party shall supply the other with proof of payment of such taxes paid on the other's behalf and shall cooperate with such party in obtaining credit or refund of any such taxes.

               (d) Each party and its Affiliates and sublicensees shall keep and maintain records of FRP Net Sales. Such records shall be open to inspection at any reasonable time during normal business hours not more often than once each calendar quarter within three (3) years after the royalty period to which such records relate by an independent Certified Public Accountant selected by one party, to whom the other party or its Affiliates or sublicensees have no reasonable objection, who shall have the right to examine and make abstracts of the records kept pursuant to this Agreement and


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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report findings of said examination of records insofar as it is necessary to evidence any mistake or impropriety on the part of a party hereunder. Said public accountant shall treat as confidential and shall not disclose to LICR any information other than information which shall be given to LICR pursuant to any provision of this Agreement.

               (e) Each party's obligation to pay royalties shall continue on a country-by-country basis for so long as MPI and LICR shall own an issued patent in any country under LICR FRP Patent Rights or MPI FRP Patent Rights or until [**] years from the first sale of Product by MPI, LICR, or their Affiliates or sublicensees, whichever shall later occur.

          2.7 Each party will provide the other with an annual report by April 1 of each year setting forth proceeds received under Part 2.4 hereof, if any, during the preceding calendar year, together with any payment due the other hereunder for any such year. Provided it is free to do so, each party will provide the other with copies of agreements entered into in respect of MPI FRP Rights and LICR FRP Rights, as the case may be.

                              Part 3 - SRP Rights
                              -------------------

          3.1 LICR and MPI will each own an undivided equal interest in SRP Joint Materials, SRP Joint Technology and SRP Joint Patent Rights. Except for the license granted to MPI under the Amended License Agreement, and to the extent that any new drugs or products resulting from the SRP are not Products as defined by Part 1.3 of the Amended License Agreement but are otherwise embodied by SRP Joint Materials, SRP Joint Technology and/or SRP Joint Patent Rights, neither LICR nor MPI will license or commercially exploit SRP Joint Materials, SRP Joint Technology and/or SRP Joint Patent Rights without the prior written consent of the other party and subject to terms and conditions to be mutually agreed to in writing.

                     Part 4 - Research Program and Reports
                     -------------------------------------

          4.1 (a) LICR and MPI will provide each other with LICR Materials, MPI Materials, FRP Joint Materials and SRP Joint Materials, and will disclose LICR Technology, SRP Joint Technology and MPI Technology, as are reasonably necessary


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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for the parties hereto to carry out their respective portions of the Second
Research Program.

               (b) Each party will keep a log of LICR Materials, MPI Materials, FRP Joint Materials and SRP Joint Materials sent or received under this Agreement and the FRP Agreement. Each party's log will be updated every six (6) months and a copy furnished to each party pursuant to Part 12.4 hereof. Except as provided herein, such Materials and Technology will be used solely for carrying out the Second Research Program and will not be furnished or disclosed by either party hereto to any third party without the prior written consent of the other party.

               (c) Notwithstanding paragraph (b) above, LICR may furnish FRP and SRP Joint Materials developed by or at LICR, and MPI may furnish FRP and SRP Joint Materials developed by or at MPI, to educational or research institutions for non-commercial research purposes only, pursuant to a material transfer agreement in the form attached as Appendix F. LICR and MPI will require any recipient to acknowledge in any publication LICR and/or MPI as the source of a Material.

               (d) Notwithstanding paragraph (b) above, and only to the extent that they comprise Product as defined by Part 1.4 of the Amended License Agreement and/or information necessary to make and/or use Product, MPI may furnish and/or disclose LICR Materials, LICR Technology, FRP Joint Materials, FRP Joint Technology, SRP Joint Materials and/or SRP Joint Technology to prospective sublicensees or sublicensees granted rights under Part 5.2(a) of the Amended License Agreement, provided, however, any such sublicensee or prospective sublicensee is bound to the same extent MPI is bound hereunder in respect of the use and confidentiality of such Materials and/or Technology. MPI will promptly notify LICR in writing upon furnishing and/or disclosing such Materials and/or Technology to any sublicensee or prospective sublicensee.

          4.2 (a) The Brussels Branch of LICR and MPI shall undertake the Research Program as described in Appendix A over a period of two (2) years from December 20, 1999. LICR and MPI may, but are not obligated to, extend the Second Research Program as mutually agreed in writing. Each party will notify the other in writing within ten (10) days of entering into any academic collaboration in respect of the Second Research Program.


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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               (b)  Representatives of the Brussels Branch of LICR, LICR
Administration and MPI shall meet from time to time as mutually agreed to discuss and review the progress of the Second Research Program and changes therein to be mutually agreed to in writing within thirty (30) days following any such meeting. The London office of LICR will be advised prior to any such meeting. The Parties will exchange written copies of their presentations at the meetings and jointly agree as to any changes within thirty (30) days. Copies of these presentations will be lodged with MPI and the London office of LICR within sixty (60) days after each meeting. Discussions outside the scope of the SRP at any such meeting shall be excluded from SRP Joint Rights provided the disclosing party notifies the other party of same in writing within thirty (30) days of such meeting.

               (c) LICR and MPI agree that LICR's portion of the Second Research Program shall be supervised by Dr. Jean-Christophe Renauld of the Brussels Branch of LICR and MPI's portion shall be supervised by Dr. Roy Levitt of MPI. Either party may propose a substitute for any of the foregoing scientists subject to mutual agreement between the parties hereto.

          4.3 Each party agrees to furnish the other party with a final written report summarizing the results of its Second Research Program within sixty (60) days of completion of its Second Research Program. Either party may designate any portion of any report provided pursuant to this Part 3.3 or Part 3.2(b) hereof as Confidential Information as defined in Part 5 hereof.

                            Part 5 - Funding by MPI
                            -----------------------

          5.1 In partial support of the cost of the Second Research Program to be undertaken by LICR as set forth in Appendix A, MPI shall make the following payments to LICR:

          Payment Date                  Payment Due
          ------------                  -----------
          January 1, 2000               [**]
          July 1, 2000                  [**]
          January 1, 2001               [**]
          July 1, 2001                  [**]


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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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     The above payments shall be adjusted by increases in the annual salary costs in accordance with the Belgian Salary Index (Indice Sante) and laboratory costs and overhead in accordance with the Belgian Consumer Price Index (Indice Complet) based on December 1999.

          5.2 All payments pursuant to this Agreement shall be made by credit transfer to LICR's bank account as follows:

Beneficiary/Payee:   Ludwig Institute for Cancer Research

Account No.:         [**]

With:                [**]

Clearing:            [**]
SWIFT:               [**]

                           Part 6 - Confidentiality
                           ------------------------

          6.1 In developing the Second Research Program, data and results will be disclosed by each party in confidence to each other. Each party agrees that during the term of, and during any subsequent extension of this Second Research Agreement, and for a period of five (5) years thereafter, each party shall not use or disclose any Confidential Information to any third party without the prior written consent of the other party. For purposes of this Agreement, "Confidential Information" means all LICR Materials, MPI Materials, LICR Technology, MPI Technology, FRP Materials, FRP Joint Technology, SRP Joint Materials and SRP Joint Technology which are disclosed or furnished by one party to the other under the First Research Agreement and/or hereunder and designated in writing as confidential. Oral disclosures of Confidential Information must be confirmed in writing and designated confidential within ten (10) days of disclosure. Either party may disclose Confidential Information to collaborators, potential collaborators, licensees, potential licensees, sublicensees and potential sublicensees provided, however, each such recipient of Confidential Information is bound in confidence in writing to the disclosing party at least to the

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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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same extent that party is bound to the other party hereunder.  Each party will furnish the other with copies of all confidentiality agreements entered into with a collaborator or potential collaborator, together with a description of the subject matter disclosed or to be disclosed.

          6.2 A receiving party shall have no obligation to the disclosing party with respect to any portion of such Confidential Information which:

               (a) is or later becomes generally available to the public by use, publication or the like, through no fault of the receiving party;

               (b) is obtained from a third party who had the legal right to disclose the same to the receiving party; or

               (c) is already possessed by the receiving party, as evidenced by its written records, predating receipt thereof from the disclosing party; or

               (d) is required to be disclosed by the receiving party to file and prosecute patent applications, to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

                       Part 7 - Patents and Patent Costs
                       ---------------------------------

          7.1 LICR and MPI shall consult and agree on the filing of U.S. and international patent applications covering SRP Joint Materials or SRP Joint Technology. MPI shall have the responsibility of filing, prosecuting and maintaining patent applications and patents included in SRP Joint Patent Rights and shall provide LICR with copies of all Patent Office correspondence in all patent applications included in SRP Joint Patent Rights in sufficient time to provide comments. Each party will provide the other with Patent Office correspondence in respect of LICR Patent Rights, SRP Joint Patent Rights and FRP Joint Patent Rights, as the case may be, in sufficient time to provide comments. The party responsible for handling such patent rights will provide the other with a status report in writing by facsimile on or about March 15 and September 15 of each year starting with 2001.

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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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          7.2  From and after the Effective Date of the FRP Agreement, each party will be responsible for patent costs associated with their respective MPI FRP Rights and LICR FRP Rights. Within thirty (30) days of the Effective Date, the parties will exchange accountings of all patent costs incurred by each party in respect of MPI FRP Rights and LICR FRP Rights which will then be adjusted and paid in accordance with the allocations made under Parts 1.12 and 1.13 hereof.

          7.3 MPI will be responsible for all patent costs associated with SRP Joint Patent Rights.

                             Part 8 - Publications
                             ---------------------

          8.1 Each party recognizes that the other party may wish to disclose the results of the First and Second Research Programs in the form of presentations at scientific meetings or publications in scientific journals. Each party agrees to submit in writing all such proposed presentations or publications, whether written or oral, to the other party fifteen (15) days prior to submitting same for presentation or publication to enable the parties to take appropriate patent action.

                         Part 9 - Patent Infringement
                         ----------------------------

          9.1 In the event that LICR or MPI determines that a third party may be infringing a claim of a patent within SRP Joint Patent Rights, it will so notify the other party in writing. MPI shall have the right at its expense to institute and control all actions brought for infringement of SRP Joint Patent Rights. All recoveries in any such suit shall be shared equally between LICR and MPI after deducting MPI's out-of-pocket expenses (including attorney fees) incurred by MPI as the result of any such action. LICR shall have the right but not the obligation to bring suit at its expense for infringement of SRP Joint Patent Rights in the event MPI fails to bring suit within one hundred twenty
(120) days of any such notice. All recoveries in any such suit shall inure to LICR. MPI and LICR shall each have the exclusive rights, but not the obligation, to enforce their respective MPI FRP Patent Rights and LICR FRP Patent Rights and retain all recoveries therefrom.

          9.2 In the event any party shall initiate or carry on legal proceedings under Part 9.1 hereof, the other party shall fully cooperate with, and supply all

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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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reasonable assistance requested by the party initiating or carrying on such proceedings.  Neither party shall compromise or settle any claim or action under
Part 9.1 hereof in any manner that would affect the rights of the other party without the written consent of said other party, which consent shall not be unreasonably withheld.

                           Part 10 - Indemnification
                           -------------------------

          10.1 LICR Materials, MPI Materials, FRP Joint Materials, SRP Joint Materials, LICR Technology, MPI Technology, FRP Joint Technology and SRP Joint Technology are being provided to and accepted by each party WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. Each party, and its directors, officers, employees, or agents assume no liability and make no representation in connection with its Materials and Technology, including FRP and SRP Joint Materials and FRP and SRP Joint Technology, or their use by any other party. No representation is made as to the testing of any reagent provided for the presence or absence of any pathogens in any reagent and each party assumes all risk of harm with respect to any such pathogens.

                     Part 11 - Term and Early Termination
                     ------------------------------------

          11.1 Unless sooner terminated as herein provided, this Second Research Agreement shall continue in full force and effect commencing with the Effective Date and continuing until the expiration of the last-to-expire patent in MPI FRP Patent Rights, LICR FRP Patent Rights or SRP Joint Patent Rights.

          11.2 Either party may terminate this Second Research Agreement and the license herein granted upon the breach of any of the terms herein contained by either party upon sixty (60) days written notice; provided that if during said sixty (60) days the party so notified cures the breach complained of then this Second Research Agreement shall continue in full force and effect. If a breach complained of involves the payment of money hereunder by either party, the cure period will be shortened to thirty (30) days. Parts 5, 6 and 7 hereof will remain in full force and effect and survive any termination of this Second Research Agreement.

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** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          11.3 In the event that further lawful performance of this Second Research Agreement or any part hereof by either party shall be rendered impossible by or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official action by any department, bureau, board, administration or other instrumentality or agency or any government or political subdivision thereof having jurisdiction over such party, such party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby.

                         Part 12 - General Provisions
                         ----------------------------

          12.1 Except as required by law, and, in the case of LICR, except as may be required in order to maintain its status as an exempt organization under Sec. 501(c)(3) of the U.S. Internal Revenue Code and regulations thereunder, neither LICR nor MPI shall originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Second Research Agreement to any amendment thereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party.

          12.2 Neither party shall unreasonably withhold its consent or agreement when such consent or agreement is required hereunder or is requested in good faith by the other party hereunder.

          12.3 This Second Research Agreement is unassignable by either party except with the prior written consent of the other and except that it may be assigned without consent to a corporate successor of MPI or LICR or to a person or corporation acquiring all or substantially all of the business and assets of the division or divisions of MPI. Notwithstanding the foregoing LICR may assign its rights hereunder to a corporate affiliate, division or successor and MPI may assign its rights hereunder to an Affiliate which may be substituted directly for MPI hereunder.

          12.4 Notice hereunder shall be deemed sufficient if given by telefax and registered mail, postage prepaid, and addressed to the party to receive such notice at the address given herein, or such other address as may hereinafter be designated by notice in writing. All such notices shall be considered as given when telefaxed and mailed as aforesaid:

________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

To LICR:          Ludwig Institute for Cancer Research
                  605 Third Avenue
                  New York, New York 10158

                  Facsimile No. (212) 450-1555

                  Attn: Lloyd J. Old, M.D.
                  Chief Executive Officer

with copies to:   Ludwig Institute for Cancer Research
                  605 Third Avenue
                  New York, New York 10158

                  Facsimile No. (212) 450-1555

                  Attn: Edward A. McDermott, Jr.
                  President
and
                  London Office
                  Ludwig Institute for Cancer Research
                  6th Floor Glen House
                  Stag Place
                  London SW1E 5AG, England

                  Facsimile No. 44171 8285427

                  Attn: Prof. A. Munro Neville
                  Associate Director

________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

To MPI:           Magainin Pharmaceuticals, Inc.
                  5110 Campus Drive
                  Plymouth Meeting, PA 19462

                  Facsimile No. (610) 941-5399

                  Attn: Roy C. Levitt, M.D.
                  President and Chief Executive Officer

          12.5 None of the terms of this Second Research Agreement may be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought.

          12.6 Each party represents and warrants that it has to the best of its knowledge and will have the full right, power and authority to enter into this Second Research Agreement and to disclose and to deliver all of the information delivered to the other pursuant to this Agreement and to grant the licenses and rights granted therein.

          12.7 The First Research Agreement is hereby superseded and replaced by this Second Research Agreement. This Second Research Agreement thus contains the entire understanding of the parties hereto with respect to the subject matter herein contained and will control in the event of any conflict with the First Research Agreement.

          12.8 This Second Research Agreement shall be construed and enforced under the laws of New York.

________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective duly authorized officers or representatives on the respective dates indicated below.

THE LUDWIG INSTITUTE FOR CANCER RESEARCH


By /s/ Lloyd J. Old, M.D.
  -----------------------
    Lloyd J. Old, M.D.
    Chief Executive Officer

By /s/ Edward A. McDermott, Jr.
  -----------------------------
    Edward A. McDermott, Jr.
    President


   MAGAININ PHARMACEUTICALS, INC.


   By /s/ Roy C. Levitt, M.D.
    ----------------------------------------
      Roy C. Levitt, M.D.
      President and Chief Executive Officer

________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

APPENDIX A        Second Research Program

APPENDIX B        LICR First Research Program Final Report

APPENDIX C        MPI First Research Program Final Report

APPENDIX D        LICR Patent Rights

APPENDIX E1/E2    Allocation of FRP Joint Patent Rights

APPENDIX F        Material Transfer Agreement